Exhibit 10.1

NTELOS Holdings Corp. Announces Appointment of Conrad Hunter as Wireless President

WAYNESBORO, VA – March 12, 2010 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia, West Virginia and Pennsylvania, announced today that Conrad J. Hunter has been appointed as Executive Vice President, President – Wireless, effective April 12, 2010. Previously, Mr. Hunter was the Executive Vice President and Chief Operating Officer for iPCS Wireless since August 2007. From February 2000 until July 2007, Mr. Hunter was a Vice President of United States Cellular Corporation, most recently Vice President – Midwest Operations. Prior to joining United States Cellular Corporation, Mr. Hunter was Vice President and General Manager of the Virginia region of PrimeCo PCS which was acquired by NTELOS in 2000. In announcing Mr. Hunter’s appointment, Jim Hyde, Chief Executive Officer of NTELOS remarked, “Conrad brings with him a wealth of diverse experience in wireless telecommunications. He has a proven record of successfully competing against the national carriers and he will be a valuable addition to our executive team.”

The Company also announced that Frank C. Guido, Executive Vice President, President – Wireless, will be resigning on March 15, 2010, to pursue other business interests. Jim Hyde commented, “I want to thank Frank for his leadership over the last four and half years, and for his significant contribution to the wireless business. Under his leadership we have consistently grown our business and are now well positioned for success going forward. We wish him well in his future endeavors.”

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About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Pennsylvania, Kentucky, Ohio, Tennessee, Maryland, and North Carolina, including wireless phone service, local and long distance telephone services, high capacity transport, data and voice services for internet access and wide area networking and IPTV-based video services. Detailed information about NTELOS is available at www.ntelos.com.

Contact:

Wesley B. Wampler

Director, Investor Relations

Phone: 540-949-3447

wamplerwes@ntelos.com